UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2017 (August 18, 2017)

INNOVIVA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

2000 Sierra Point Parkway

Suite 500
Brisbane, California 94005

(650) 238-9600

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 18, 2017, Innoviva, Inc. (“Innoviva” or the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc. (“MSSF”), as administrative agent and collateral agent, the other agents party thereto and the lenders referred to therein (collectively, the “Lenders”). Pursuant to the Credit Agreement, the Lenders have provided $250,000,000 in senior secured first lien term loans (the “Term Loans”). The proceeds from the Term Loans will be used by the Company to redeem in full the LABA PhaRMAsm 9.0% Fixed Rate Term Notes due 2029 (the “2029 Notes”), issued pursuant to the Amended and Restated Indenture, dated as of August 3, 2016 (as further amended, supplemented or otherwise modified from time to time prior to its termination hereunder, the “LABA Indenture”), by and between LABA Royalty Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Innoviva (“LABA Royalty Sub”), as the issuer, and U.S. Bank National Association (“U.S. Bank”), as trustee of the 2029 Notes (in such capacity, the “LABA Trustee”), and to pay related fees and expenses.

The Term Loans bear interest based on a fluctuating rate of interest measured, at Innoviva’s option, at an alternative base rate equal to the highest of the (a) prime rate, (b) ½ of 1% per annum above the federal funds effective rate, (c) LIBOR for an interests period of one month plus 1.00% and (d) 2.00% (the “Base Rate”) or LIBOR, plus a margin. The margin for Base Rate borrowings under the Credit Agreement is 3.50% and for LIBOR borrowings under the Credit Agreement is 4.50%. Borrowings based on LIBOR under the Credit Agreement will be subject to a 1.00% LIBOR floor. Interest for Base Rate-based loans is calculated on the basis of a 365/366-day year and interest for LIBOR-based loans is calculated on the basis of a 360-day year.

Subject to certain customary exceptions, all obligations of Innoviva under the Credit Agreement are unconditionally guaranteed by Innoviva’s wholly owned subsidiary, Advanced Medicine East, Inc., and will be required to be guaranteed by each of Innoviva’s subsequently acquired or organized direct and indirect restricted wholly-owned domestic subsidiaries whose assets or net revenues exceed 5% of the consolidated assets or net revenues, as the case may be, of Innoviva and its restricted subsidiaries (the “Guarantors”). Other domestic restricted subsidiaries, subject to certain customary exceptions, will be required to become Guarantors to the extent that domestic restricted subsidiaries excluded from such guarantee obligation represent, in the aggregate, more than 10% of the consolidated assets and more than 10% of the consolidated net revenues of Innoviva.

The obligations under the Credit Agreement are Innoviva’s and the Guarantors’ senior secured obligations, collateralized by a lien on substantially all of Innoviva’s and the Guarantors’ personal property and material real property assets (if any) (subject in each case to certain customary exceptions).

The Term Loans may be prepaid, in whole or in part, without premium or penalty, except that (i) prepayments financed by the incurrence of lower-yielding indebtedness (other than in connection with certain change-of-control or transformative acquisitions) within six months from August 18, 2017 will be subject to a prepayment premium of 1.0% of the principal amount prepaid and (ii) lenders will be compensated for LIBOR breakage costs (if any).

The Term Loans mature five years following the effective date. The Credit Agreement requires quarterly principal payments equal to 2.50% of the original principal amount of the Term Loans.

Additionally, the Credit Agreement stipulates an annual principal payment of a percentage of Excess Cash Flow (as defined in the Credit Agreement) (“ECF”) to repay the Term Loans. The first ECF application date will be measured as of the end of fiscal year 2018 and the ECF percentage is scheduled to be 50% if the consolidated first lien secured leverage ratio of the Company as of the last day of the applicable fiscal year is greater than 1.55 to 1.00, 25% if the consolidated first lien secured leverage ratio of the Company as of the last day of the applicable fiscal year is less than or equal to 1.55 to 1.00 but greater than 0.55 to 1.00 and 0% otherwise.

The Term Loans are also subject to prepayment from (i) the net cash proceeds of certain debt incurred or issued by Innoviva and its restricted subsidiaries and (ii) the net cash proceeds received by Innoviva or its restricted subsidiaries from certain assets sales and recovery events, subject to certain reinvestment rights.

Innoviva can request, at any time and from time to time, subject to the satisfaction of customary conditions, the establishment of one or more incremental term loan facilities with commitments in an aggregate amount not to exceed, (i) (x) in the case of incremental term loans secured on a pari passu basis with the Term Loans, an amount such that the consolidated first lien secured leverage ratio of the Company calculated on a pro forma basis would not be greater than 2.00 to 1.00 or (y) in the case of incremental term loans secured on a junior basis to the Term Loans or unsecured, an amount such that the consolidated leverage ratio of the Company calculated on a pro forma basis would not be greater than 3.56 to 1.00, plus (ii) the greater of (x) $75,000,000 and (y) 45% of the prior four quarters consolidated EBITDA of the Company, plus (iii) the amount of any voluntary prepayments of the Term Loans other than such voluntary prepayments financed with the proceeds of long term indebtedness. Lenders are not obligated to commit to provide any such incremental term loan facility requested by Innoviva.

The Credit Agreement also contains restrictive covenants that limit, among other things, Innoviva’s ability and that of Innoviva’s restricted subsidiaries to incur additional indebtedness or issue certain preferred equity, pay dividends or make other distributions or other restricted payments, make certain investments, create restrictions on distributions from subsidiaries (including prepayments of junior indebtedness), amend the terms of certain other indebtedness, create liens on certain assets, sell certain assets, consolidate, merge, liquidate, dissolve, sell or otherwise dispose of all or substantially all of its assets, enter into certain hedging arrangements, alter its line of business and enter into certain transactions with affiliates. The Credit Agreement also contains customary events of default, including upon the failure to make timely payments under the Credit Agreement or other material indebtedness, the failure to satisfy certain covenants, the occurrence of a change of control and specified events of bankruptcy and insolvency.

The Credit Agreement provides for customary events of default, including: non-payment of principal, interest or other amounts payable under the Credit Agreement or related loan document; violation of covenants; material inaccuracy of representations or warranties; cross default to other material indebtedness; certain bankruptcy and insolvency events; certain ERISA events; material invalidity of guarantees or security interests; failure of the obligations of the Company under the Credit Agreement and related loan documents to constitute senior indebtedness with respect to the Company’s 2.125% Convertible Subordinated Notes due 2023; material judgments; and change of control.

In connection with the redemption in full of the 2029 Notes and the execution of the LABA Termination Agreement (as defined below), on August 18, 2017, Innoviva and LABA Royalty Sub entered into an assignment agreement (the “Assignment Agreement”), pursuant to which LABA Royalty Sub transferred and assigned to Innoviva all assets of LABA Royalty Sub, including (i) the right, title and interest of LABA Royalty Sub, in all of the Collateral (as defined in the LABA Indenture) and proceeds thereof and (ii) the right, title and interest of LABA Royalty Sub, in the accounts and other assets and property of LABA Royalty Sub that are not part of the Collateral.

The above descriptions of the Credit Agreement and the Assignment Agreement are a summary only and are qualified in their entirety by reference to the Credit Agreement and the Assignment Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On August 18, 2017, in connection with Innoviva’s entry into the Credit Agreement and use of the proceeds thereof to redeem the 2029 Notes in full, Innoviva, LABA Royalty Sub and the LABA Trustee entered into a Termination Agreement (the “LABA Termination Agreement”). Pursuant to the LABA Termination Agreement, the parties thereto agreed to terminate the Terminated Transaction Documents (as defined below) (other than any such provisions which by their terms expressly survive the termination of the applicable Terminated Transaction Document). The Terminated Transaction Documents consisted of (i) the LABA Indenture, (ii) each 2029 Note, (iii) the Sale and Contribution Agreement, dated as of April 17, 2014, by and between Innoviva, as the transferor, and LABA Royalty Sub, as the transferee, (iv) the Servicing Agreement, dated as of April 17, 2014, by and between LABA Royalty Sub, as the issuer, and Innoviva, as the servicer and (v) the Account Control Agreement, dated as of April 17, 2014, by and among LABA Royalty Sub, as grantor, Innoviva, as the servicer, U.S. Bank, as the secured party and U.S. Bank, as a “securities intermediary” and a “bank.”

The above description of the LABA Termination Agreement is a summary only and is qualified in its entirety by reference to the LABA Termination Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is contained in Item 1.01 above and is incorporated herein by reference.

Item 8.01. Other Events.

On August 21, 2017, the Company issued a press release announcing the execution of the Credit Agreement and the repayment of the remaining balance on the 2029 Notes. A copy of the press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1

Credit Agreement, dated as of August 18, 2017, among Innoviva, Inc., Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, the other agents party thereto and the lenders referred to therein.

10.2	Assignment Agreement, dated as of August 18, 2017, by and between Innoviva and LABA Royalty Sub LLC.

10.3	Termination Agreement, dated as of August 18, 2017, by and among LABA Royalty Sub LLC, Innoviva, Inc. and U.S. Bank National Association.

99.1	Press Release dated August 21, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVA, INC.

Date: August 21, 2017	By:	/s/ Eric d’Esparbes
Eric d’Esparbes
Chief Financial Officer